EXHIBIT 5
February 27, 2001

The Board of Directors
24/7 Media, Inc.
1250 Broadway
New York, New York 10001

Dear Sirs:

     We are acting as counsel to 24/7 Media, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of 6,860,855 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Shares are to be issued by the Company upon exercise of certain stock options (the "Options") granted and to be granted to certain employees or directors of the Company pursuant to the Company's 2001 Stock Incentive Plan for Non-Officers and the Company's Amended and Restated 1998 Stock Incentive Plan, and upon the grant of shares pursuant to the Company's 2001 Equity Compensation Plan.

     As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Company's 2001 Stock Incentive Plan for Non-Officers, the Company's Amended and Restated 1998 Stock Incentive Plan and the Company's 2001 Equity Compensation Plan, and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon exercise of the Options or grant of the Shares in accordance with the terms of the Company's 2001 Stock Incentive Plan for Non-Officers, the Company's Amended and Restated 1998 Stock Incentive Plan and the Company's 2001 Equity Compensation Plan, as the case may be, against payment of the exercise price therefor (as applicable), such Shares will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.


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     We  hereby  consent  to the  filing  of this  opinion  as  Exhibit 5 to the
Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                            Very truly yours,

                                            /s/ Proskauer Rose LLP
                                            PROSKAUER ROSE LLP